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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE
January 8, 1999
Contact: TCI Media Relations, Katina Vlahadamis or LaRae Marsik (303) 267-5273
         TCI Investor Relations, Julie Goldsmith or Dennis Sienko (303) 267-5048


                 TCI FILES PROXY STATEMENT JOINTLY WITH AT&T AND
              PROVIDES 1999 FINANCIAL GUIDANCE FOR CABLE OPERATIONS

NEW YORK, NY - Tele-Communications, Inc. (TCI), jointly with AT&T Corporation (AT&T), filed its merger proxy statement with the Securities and Exchange Commission (SEC) today and is awaiting SEC clearance to begin mailing copies to stockholders.

During a meeting with securities analysts today regarding the anticipated merger between TCI and AT&T, Leo J. Hindery, Jr., President of TCI, disclosed certain 1999 financial and statistical estimates for TCI's Cable Operations as follows:

o Reflecting, in large part, the impacts of a modest 4.9 percent average rate increase projected for 1999, TCI anticipates 1999 revenue growth for its Cable Operations in the mid-to-high single digits and operating cash flow growth in the mid-to-high single digits as compared to 1998. These estimates are reflected on a pro forma basis excluding all announced cable partnerships and are exclusive of launch and development costs associated with new service offerings.

o TCI's cable customer base is anticipated to grow by 1.5 - 2.0 percent in 1999.

o Digital Cable customers are projected to number approximately 1.8 million by the end of 1999 on a pro forma basis excluding all announced cable partnerships.

o Finally, TCI continues to upgrade its broadband cable plant, and approximately $2.1 billion is now projected for remaining upgrade costs during the period from 1999 through 2000 including approximately $1.0 billion estimated for 1999 and approximately $1.1 billion for 2000. This projection is inclusive of upgrade costs for two-way capability.

    The capital upgrade plan reflects higher capital spending when compared to the $700 million projected to be spent in each of 1999 and 2000 in TCI's original upgrade plan. The revised upgrade plan will result in 75 percent of TCI's cable plant being upgraded to 550-860 MHz by year-end 2000 as compared to the original plan to upgrade 59 percent of its plant to 550-750 MHz by such date. The increased capital plan also includes capital to make TCI's broadband plant telephony ready by extending stand-by-powering time, reducing node sizes, and implementing additional electronics at the hubs, but it does not include the cost of adding communications equipment in the customer's home when a customer signs up for service.



                                     -more-



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All estimates provided were for Cable Operations. In anticipation of the pending merger, there were no estimates provided for TCI Group.

Certain of the information presented in this press release constitutes forward looking statements within the meaning of the Private Securities Litigation Act of 1995. Although TCI believes that its expectations are based on reasonable assumptions, there can be no assurance that actual results will not differ materially from its expectations. Information concerning pending transactions is subject to the successful completion or closing of such transactions on the terms presently contemplated. In addition, certain of the forward looking statements above assume, among other things, the completion of the merger with AT&T.

For additional information, please refer to the reports filed by TCI with the Securities and Exchange Commission. TCI assumes no obligation to update the information contained in this press release.

Tele-Communication, Inc. is traded through the TCI Group, the TCI Ventures Group and the Liberty Media Group common stocks. The Series A and Series B TCI Group common stocks are traded on the National Market tier of the Nasdaq Stock Market under the symbols of TCOMA and TCOMB, respectively.


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